Exhibit 99.1

TAKUNG ANNOUNCES TRADING ON NYSE MKT TO COMMENCE MARCH 22, 2017

Hong Kong, March 20, 2017 -- Takung Art Co., Ltd. (OTCQB:TKAT), an online platform for acquiring shared ownership units in Asian and other fine art, jewelry and precious gems, today announced that its common stock has been approved for listing on the NYSE MKT. The company’s common stock will begin trading on NYSE MKT under the symbol "TKAT" on March 22, 2017.

The company’s common stock will continue to trade on the OTCQB until the close of the market on March 21, 2017.

“We welcome Takung Art Company to NYSE MKT, where it joins other innovative companies that take advantage of our market model combining leading technology and human oversight for listing and trading their shares,” said John Tuttle, NYSE Global Head of Listings. “We look forward to providing the unique benefits of our market, brand and network to the company and its stockholders.”

“Uplisting to a major exchange represents an important corporate milestone for Takung,” said CEO Di Xiao. “Our company has grown very quickly and profitably over the past two years, and we believe that trading on the NYSE MKT will provide greater visibility and improve the liquidity of our stock. It now positions Takung to attract a broader investor and institutional base that can further enhance shareholder value. We are grateful for the assistance provided by the NYSE MKT team in making this happen, and we look forward to the next phase of our corporate evolution.”

ABOUT TAKUNG ART CO., LTD: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. is an online trading platform for acquiring shared ownership in Asian and other fine art, jewelry and precious gems. This proprietary platform allows collectors and investors - including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market. The company's shared-ownership business model significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

Takung operates its online trading platform via three wholly-owned subsidiaries, Hong Kong Takung Assets and Equity of Artworks Exchange Co. Ltd., Takung (Shanghai) Co., Ltd., and Takung Cultural Development (Tianjin) Co., Ltd.

FORWARD-LOOKING STATEMENTS

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.
Leslie Chow
+852 31580977
leslie.chow@takungae.com

Asia IR-PR - Investor Relations
Jimmy Caplan
512-329-9505
jimmy@asia-irpr.com

Asia IR-PR - Media Relations
Rick Eisenberg
212-496-6828
rick@asia-irpr.com

SOURCE: Takung Art Co., Ltd.